                                                                    Exhibit 4(v)


                                                             English Translation

                                            MAXCOM TELECOMUNICACIONES, S.A. DE
                                            C.V
                                            VS
                                            ZAGA ROMANO JACOBO, JACOBO ZAGA
                                            BUZALI, JACOBO ZAGA KALACH, JACOBO
                                            ZAGA SASSON, DAVI DANIEL KABBAZ
                                            CHIVER, SALVADOR DANIEL KABBAZ
                                            ZAGA, GASTON BECHERANO MAYA AND
                                            BLANCA ESTELA CANELA TALANCON.
                                            TRIAL: REAL ESTATE LEASING
                                            CONTROVERSY
                                            FILE: 894/2002
                                            SECRETARY: "B"

JUDGE THIRTY TWO OF REAL ESTATE LEASINGS

         GONZALO ALARCON ITURBIDE, legal representative of MAXCOM TELECOMUNICACIONES, S.A. DE C.V., (referred as "MAXCOM"), character he has credited since the audience held in April 11th, 2003, and JOSE ANTONIO MARVAN LIZARDI, representing each and every one of the codefendants: JACOBO ZAGA ROMANO, JACOBO ZAGA BUZALI, JACOBO ZAGA KALACH, JACOBO ZAGA SASSON, DAVID DANIEL KABBAZ CHIVER, SALVADOR DANIEL KABBAZ ZAGA, GASTON BECHERANO MAYA AND BLANCA ESTELA CANELA TALANCON (collectively referred as "THE LESSORS"), both of them promoters of the file quoted in the heading, say:

         In accordance with the article 2944 of the Civil Code, the parties had agreed to terminate the controversy, giving mutual grantees and concessions, in order to avoid any future controversy, by the this transaction that we submit for your Honor's approval by having no clauses against morals, law, nor good customs, which forces the involved parties to be ruled by it as if it were a final judgment passed through the final judgment authority.

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                                                             English Translation

         This transaction entered among the parties is defined by the recitals and clauses below:

                                    RECITALS

I. That their legal capacities are in full force and have not been in any way revoked, and that they have the corresponding capacity to enter this agreement.

II. That for being suitable for its convenience, "MAXCOM" has partially vacated the leased locality and it is its wish to make use of the right conferred by the Sixth clause of the lease agreement, i.e., to terminated the contract in advanced, in terms and conditions referred by this transaction, with the full agreement of "THE LESSORS".

III. That during the lease agreement was in force, "MAXCOM" subleased its subsidiaries MAXCOM SERVICIOS ADMINISTRATIVOS, S.A. DE C.V., and CORPORATIVO EN TELECOMUNICACIONES, S.A. DE C.V., the localities 101 and 102 located in the leased building's first floor and the roof, in accordance with the sub-lease agreements enclosed to the documents which were introduced as evidence in the legal proceeding.

IV. That in accordance with the agreements shown in this transaction, "MAXCOM", MAXCOM SERVICIOS ADMINISTRATIVOS S.A. DE C.V., and CORPORATIVO EN
TELECOMUNICACIONES, S.A. DE C.V, rescind the sub-lease agreements, reinstating with it the sublessor "MAXCOM" the building lease, which is the reason why "MAXCOM" is the only building current lease-holder.

V. That "MAXCOM" vacates localities 201 and 202 in the second floor, localities 301 and 302 in the third floor; localities 401 and 402 in the fourth floor; localities

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                                                             English Translation

501 and 502 in the fifth floor; the mezzanine or sixth floor; the warehouses No. 1, 2 and 3, as well as 92 parking places of the building located in Magdalena N(0) 211, Colonia Del Valle, Delegacion Benito Juarez, in Mexico City; all of them are empty and in perfect conditions except for the natural detriment caused by normal use; and that by this act "THE LESSORS" receive its possession, using this agreement as receipt and quittance.

VI. That "MAXCOM" and "THE LESSORS" agree that "MAXCOM" continues leasing as leaseholder: i) the localities 101 and 102 in the first floor; ii) the area to keep three antennas from the fourteen actually installed in the roof-top which can be identified in the attached plan; iii) and all of the area of the basement number 2, to park as much cars as they fit in it, and as long as they respect the areas in which the electric substations are located, in the building of Magdalena N(0) 211, Colonia Del Valle, Delegacion Benito Juarez, in Mexico City (New leased area).

VII. That "MAXCOM" has change its address to Guillermo Gonzalez Camarena N(0) 2000, Centro Ciudad Santa Fe, Delegacion Alvaro Obregon, in Mexico City, and that the building located in Magdalena N(0) 211, Colonia Del Valle, Delegacion Benito Juarez, in Mexico City, and the building still showing off "MAXCOM" advertising in the facade, a reasonable period to take it off is required, if "THE LESSORS" request it.

VIII. That during the lease agreement term, several improvements were done in the leased building, several equipments were installed, such as an electric substation, a building access control equipment, smoke detectors, a fire control system, a T.V. close circuit and thermostats in every floor, as well as a freight elevator installed in the roof-top of the leased building; and that by virtue of this contract they will become property of "THE LESSORS", when they get the use of the leased building, except for a specialized fire control system for a

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                                                             English Translation

telecommunication equipment, that shall be moved to the New leased area as soon as "MAXCOM" vacates the building, because it is of its exclusive property. In such a way that there are three electric substations in the basement, belonging, one to Luz y Fuerza del Centro, the other to "THE LESSORS" and the third to "MAXCOM", according to the attached plan that has been signed for both parties and that is a integral part of this transaction.

IX. That during the lease agreement term "MAXCOM" lease all the building, it hired by its own, the services of several individuals and companies in order to keep the building in good and safety conditions; therefore and by virtue of this transaction, it is forced to terminated all the contractual relations that joined it to these individuals and companies, and to liberate "THE LESSORS" from any responsibility related to this matter, for it is of "MAXCOM" exclusive responsibility all what is derived from these contractual relations.

         Considering the above mentioned, the parties grant the following:

                                     CLAUSES

         FIRST. Using the right conferred to the leaseholder by the sixth clause of the lease agreement, "MAXCOM" terminates the lease agreement in advance with full and perfect consent of "THE LESSORS"; in accordance with the following clauses.

         SECOND. "MAXCOM" will continue holding up partially the leased locality, sole and exclusively in connection with: i) the localities 101 and 102 in the first floor; ii) the area to keep three antennas, from the fourteen actually installed in the roof-top which can be identified in the attached plan signed by both parties, and that is a integral part of this transaction; iii) and all of the area of basement

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                                                             English Translation

number 2, to park as much cars as they fit in it, and as long as they respect the areas in which the electric substations are located, and can be identified in the attached plan signed by both parties, and that is a integral part of this transaction (collectively referred as the "New leased area") of the building located in Magdalena N(0) 211, Colonia Del Valle, Delegacion Benito Juarez, in Mexico City; for a term that may not exceed a TEN YEARS term, that will begin the first day of May of 2003; for it is compelled to vacant and deliver it in good conditions but for the natural detriment caused by normal use, to "THE LESSORS" no later than the 30th of april of 2013 or before, if it is suitable for them.

         "MAXCOM" shall have the right to ingress and egress to the roof-top and to all of the New leased area, twenty-four hours a day, the three hundred and sixty-five days of the year, in order to serve its costumers, but without violating the internal dispositions about the security norms ruling the building; "MAXCOM" bind itself to observe them.

         THIRD. Failing to vacant and deliver the New leased area -which parts had been identified in the plan attached to this transaction, of the building located in Magdalena N(0) 211, Colonia Del Valle, Delegacion Benito Juarez, in Mexico City, once the TEN YEAR TERM referred in the second clause is over, the consequence shall be the execution of this transaction by the eviction of "MAXCOM" from the New leased area, in accordance with the Code of Civil Procedures.

         FOURTH. While "MAXCOM" lease the New leased area, it binds itself to pay "THE LESSORS" as follows:

                  a) The proportional share corresponding to the New leased area, the ordinary and extraordinary fees agreed by the condominium assembly of the building located in Magdalena N(0) 211, Colonia

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                                                             English Translation

                      Del Valle, Delegacion Benito Juarez, in Mexico City; in the understanding that they must be reasonable fees in order to preserve and keep the building safe and in good conditions -as it is required for this type of buildings.

                  b) Concerning the use of electric energy, "MAXCOM" has entered an agreement with the Compania de Luz y Fuerza del Centro, by which the substation -which belongs to Compania de Luz y Fuerza del Centro- is connected in mid voltage; the substation was paid by "THE LESSORS", reason why the use of this source of electric energy is separated from any other consumption of the building at issue; this is why "MAXCOM" is and shall be the only responsible for the aforementioned consumptions before the Compania de Luz y Fuerza del Centro.

                      Likewise if "MAXCOM" vacates the building it shall not have the right to request the displace or remove the abovementioned electric substation; it binds itself, however, to keeping the payments up-to-date.

                      As well, "MAXCOM" binds itself to cooperate with "THE LESSORS" before the Compania de Luz y Fuerza del Centro in order to emancipate the mid voltage service, so the new occupants could have independent electric energy service.

                      Likewise, "MAXCOM" binds itself to make the necessary modifications, at its own expense, in a ninety working day term, starting from this day, in order to emancipate the mid voltage service for the future less holders or occupants of the building

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                                                             English Translation

                      located in Magdalena N(0) 211, Colonia Del Valle, Delegacion Benito Juarez, in Mexico City.

                      "MAXCOM" binds itself to cooperate with "THE LESSORS" before the Compania de Luz y Fuerza del Centro in order to carry out all the necessary proceedings in case the contracts could be separated for each of the users of the exclusive areas that constitute all of the building located in Magdalena N(0) 211, Colonia Del Valle, Delegacion Benito Juarez, in Mexico City; and in order to emancipate the electric energy service in the common areas using mid voltage; in this way the building will be return in the same conditions as it was originally received by "MAXCOM".

                      Notwithstanding anything to the contrary in the above paragraph, "MAXCOM" and "THE LESSORS", provisionally, can establish by common consent the forms and terms in which the electric energy still be supplied to the other building localities that do not belong to the New leased area.

                  c) Concerning to the phone service, "MAXCOM" provides telecommunication services through a concession granted by the Federal Government through the Secretaria de Comunicaciones y Transportes, reason why its consumption will be independent from that of the other building areas.

                      The maintenance of the New leased area, as well as the rights for water consumption shall be paid to "THE LESSORS" by "MAXCOM" within the next five days upon receiving from "THE LESSORS" the respective invoice showing the amount with the

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                                                             English Translation

                      corresponding support. The payment must be a proportional share of the common areas leased by "MAXCOM" in the New leased areas and will be invoiced monthly in arrears to "MAXCOM" by "THE LESSORS".

         FIFTH. During the time "MAXCOM" leases the New leased area, it shall grant in "THE LESSORS" benefit, an insurance policy with an authorized insurance company, to cover third party damages by civil responsibility of which "MAXCOM" or any of its officers, employees, contractors, subcontractors or agents will be legally responsible.

         Under no circumstances the insured amount can be less than US$5'000,000.00 (FIVE MILLION DOLLARS 00/100) currency of the United States of America.

         SIXTH. The breach of the last two clauses, shall be enough reason for "THE LESSORS" to make the TEN YEAR term to terminate in advance the New leased area expire in advance, and to request the execution of this agreement through the eviction, at "MAXCOM" expenses.

         SEVENTH. "MAXCOM" pays "THE LESSORS" the rents due since October 2002 up to April of the current year, for the lease of the whole building located in Magdalena N(0) 211, Colonia Del Valle, Delegacion Benito Juarez, in Mexico City, by the delivery of US$700,000.00 (SEVEN HUNDRED THOUSAND DOLLARS 00/100) currency of the United States of America, plus the corresponding value added tax.

         Therefore upon ratification of this transaction, "MAXCOM" shall transfer "THE LESSORS" a US$660,000.00 (SIX HUNDRED THOUSAND DOLLARS 00/100) currency of the United States of America check, for the sole credit and benefit of

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

                                                             English Translation

Mr. JACOBO ZAGA ROMANO, plus the corresponding withholded tax and its attestation that fulfill with the tax requirements, and all together is the total amount of US$700,000.00 (SEVEN HUNDRED THOUSAND DOLLARS 00/100) currency of the United States of America, plus the value added tax minus the tax withholdings that by law must be done by "MAXCOM".

         Concerning the credit instrument, "THE LESSORS" delivers a receipt, which fulfills the legal provisions, in the understanding that the check is received subject to effective cashing.

         With the referred amount, "THE LESSORS" accept to be receiving the abovementioned amounts, agreeing with MAXCOM the cancellation of the debt in the difference between the and the agreed in the lease agreement -basis of this action- with its increases.

         EIGHTH. As consideration in favor of "THE LESSORS" for granting "MAXCOM" a TEN YEAR term to lease the new leased area -which has been identified in the attached plans that had been signed by both parties and are a integral part of this transaction, and which is located in Magdalena N(0) 211, Colonia Del Valle, Delegacion Benito Juarez, in Mexico City-, "MAXCOM" shall pay the followings:

                  a) US$512,000.00 (FIVE HUNDRED AND TWELVE THOUSAND DOLLARS) currency of the United States of America plus the corresponding value added tax, on Monday, November the 3rd, 2003.

                  b) US$1'575,000.00 (ONE MILLION FIVE HUNDRED SEVENTY FIVE THOUSAND DOLLARS 00/100) currency of the United States of

                                       9

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                                                             English Translation

                      America, amount paid in American currency, plus the corresponding value added tax, on Monday, May the 3rd, 2004.

                  c) $1'459,400.00 (ONE MILLION, FOUR HUNDRED FIFTY NINE THOUSAND FOUR HUNDRED PESOS 00/100 M.N.) using the deposit given in guarantee to "THE LESSORS" by AMARITEL now "MAXCOM", when the lease agreement was entered, which is basis of this action.

         The parties agree, that "MAXCOM" has the right to receive a receipt from the referred amount, which fulfills the legal dispositions, and "MAXCOM" will enjoy of a term concluding the 3rd day of May, 2004, to demand it to "THE LESSORS", in the understanding that at delivering the receipt "MAXCOM" must cover "THE LESSORS" the corresponding value added tax.

         Failing the payments in the right time, the abovementioned amounts in the set dates in this clause,

         If "MAXCOM" vacates and delivers in advance the New leased area which TEN YEARS lease is granted by this transaction, "MAXCOM" will not have the right to demand the reimbursement of the amounts paid to "THE LESSORS" in the terms herein; it will happen likewise if "MAXCOM" is deprived of the building lease for failing to comply its liabilities and therefore being evicted from the New leased area, in the understanding that the sums binds itself paying in this contract, must be paid to "THE LESSORS" regardless if "MAXOM" vacates in advance the New leased area.

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                                                             English Translation

         If "MAXCOM" vacates the New leased area before the end of the TEN YEAR term referred herein, its responsibility to pay the maintenance, the water consumption right and the real building insurance shall cease.

         For each and every one of the amounts delivery to "THE LESSORS" by "MAXCOM", "MAXCOM" will have the right to obtain receipts which must fulfill all legal provisions and, if necessary, "MAXCOM" will hold on to the amounts that by current tax provisions is forced to withheld.

         NINTH. "MAXCOM" has specifically forbidden to assign, sublease or transfer the possession of the New leased area -issue of this transaction- by any legal figure, without the explicit consent written and granted before a Public Notary by "THE LESSORS"; and if this should happen, the new occupant shall adhere to the terms and conditions herein.

         TENTH. In case that concluding the TEN YEAR term, "MAXCOM" does not vacates the New leased area -which possession as leaseholder is granted by virtue of this transaction- it binds itself to pay US$40,000.00 (FORTY THOUSAND DOLLARS 00/100) currency of the United States of America per month, plus the corresponding Value Added Tax, without detriment of the compliance of the terms that against it had been agreed herein.

         ELEVENTH. "MAXCOM" binds itself to pay "THE LESSORS" all the amounts and concepts -that by virtue of this contract has assumed, by a check delivered to "THE LESSORS" in their address, located in Monte Pelvoux No 220, third floor, Lomas de Chapultepec, Delegacion Miguel Hidalgo, Mexico city, and directly to Mr. DAVID DANIEL KABBAZ CHIVER and/or BLANCA ESTELA CANELA TALANCON -or to any other person that legally represents "THE LESSORS" and could be able to certify his capacity to receive payments-, at 12:00 pm. in the date of each

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                                                             English Translation

payment, in the understanding that failing the payment "THE LESSORS" will be authorized to execute this transaction through the seizure of "MAXCOM" assets.

         The check by which the payments shall be made, by virtue of this clause, shall be in dollars currency of the United States of America or in local currency, at the exchange rate -to settle the foreign currency liabilities to be paid in Mexican Republic- published by Banco de Mexico in the Diario Oficial de la Federacion (Official Gazette of the Federation) one working day before the corresponding payment date.

         "THE LESSORS" can establish a different place to delivers the checks, giving prior notice to "MAXCOM" in writing and at least 5 (five) working days.

         TWELFTH. In order to document the payment of the amounts referred in the eighth clause paragraphs a) and b) of this agreement, "MAXCOM" binds itself to subscribe in the presence of Mr. JOSE ANTONIO MARVAN LIZARDI through MR. ADRIAN AGUIRRE and MR. JACQUES GLIKSBERG, within forty-five days, starting from this transaction, promissory notes and for determined amounts specified in this clause and expiring in the payment dates in accepted by "MAXCOM" in this agreement.

         The promissory notes subscription shall be made, through a 48 hour prior appointment in Guillermo Gonzalez Camarena No 2000 P.H., Centro, ciudad Santa Fe, Mexico City.

         Failing to subscribe and the deliver of the referred credit instruments within the specified term, shall motivate "THE LESSORS" to the early termination of the TEN YEAR term to vacates the leased locality and to precede to the eviction, from the New leased area, in accordance with the Mexico City's Code of Civil

                                       12

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                                                             English Translation

Procedures, unless the parties agree in another way of subscribing the aforementioned credit instruments.

         THIRTEENTH. "MAXCOM" shall not modify the structure nor operation of the New leased area, without previous and express written consent of "THE LESSORS" granted before public notary.

         "MAXCOM" shall have ninety days, starting from this transaction ratification to withdraw eleven from the fourteen antennas that are installed in the roof-top of the leased building.

         "MAXCOM" shall not install more than three antennas -that will stay in the roof-top of the leased locality-, without a written consent from any of "THE LESSORS" or of a representative. However, as long as there is available "MAXCOM" can modify the antennas position, giving prior notice to maintenance service or the building's management, and as long as no legal provisions from the appropriate authorities are being violated. "MAXCOM" shall pay the necessary repairs in order to keep the roof-top in good conditions and to keep it from water filtrations risen by the antenna's relocations. As well, the installed antennas can be replaced, with no leased charge, by others of similar dimensions, giving prior notice to the maintenance service or the building's management.

         FOURTEENTH. Breach of the obligations assumed by "MAXCOM" by virtue of this transaction, it will have a five working days grace period, to fulfill and, if necessary, to justify the breach of the agreement herein, in the form and means specified in the Mexico City's Code of Civil Procedures.

         FIFTEENTH. For all the legal effects that could have had place, "THE LESSORS" through their legal representative, Mr. JOSE ANTONIO MARVAN

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                                                             English Translation

LIZARDI, express that no action nor right is being reserved against "MAXCOM", its shareholders, directors, officers, employers, subsidiary companies, GONZALO ALARCON INTURBIDE nor any of its representatives; granting the forgiveness in accordance with the law, by means of this agreement, for any possible act that could had constituted a violation of law.

         The waiver action referred in this clause, obviously does not include the executions of the actions that could emerge from the non-compliance of the obligations assumed in this transaction.

         SIXTEENTH. Regardless of the obligations that all ready have been accepted by "MAXCOM", in this transaction, it also binds itself of the followings:

                  a) To make at its expenses the corresponding repairs in order to install the new occupants phone and telecommunication lines if they are different to the ones offered by "MAXCOM", in the vertical pipes of the building located in Magdalena N(0) 211, Colonia Del Valle, Delegacion Benito Juarez, in Mexico City.

                  b) To respect the roof-top common area; in the understanding that "MAXCOM" does not have the exclusive right to installed antennas.

                  c) To free "THE LESSORS" and the other occupants of the
                     building located in Magdalena N(0) 211, Colonia Del Valle, Delegacion Benito Juarez, in Mexico City, from any responsibility of any non intentional damage that could be caused by "MAXCOM's" antennas installed in the roof-top.

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                                                             English Translation

                  d) To pay hundred percent (100%) of the water and electric energy consumed by an air conditioner chiller that is of common use for the building, and is that gives frozen water to the first floor, which is part of the new leased area, in the understanding that the chiller is not "MAXCOM's" property nor of its exclusive use.

                  e) To supervise, under a 24 hour prior notice from "THE
                     LESSORS" the modifications made in the vertical pipes by the building new occupants, in order to avoid any damage to "MAXCOM's" installations; in the case of being suitable for its convenience, to make the necessary repairs to separate the new occupants service, in the understanding that under no circumstances "THE LESSORS" shall be responsible of any damage.

                  f) To allow the other occupants of the building located in
                     Magdalena N(0) 211, Colonia Del Valle, Delegacion Benito Juarez, in Mexico City, to plug in the emergency electric energy plant, without any energy consumption cost; however, each user who wishes to make use of this right must pay with his own money the corresponding installation which must be supervised by "MAXCOM".

                  g) To allow the occupants of the building located in Magdalena
                     N(0) 211, Colonia Del Valle, Delegacion Benito Juarez, in Mexico City that require to plug in a mid voltage substation, to do it through the MAXCOM<180>s substation.

                  h) To leave for the building benefit, when vacating the New leased area, the parking access bars, the freight elevator located in the

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                                                             English Translation

                     roof-top, the smoke detectors and alarms, the TV closed circuit and the thermostats in each floor, except the specialized fire control equipment for the telecommunication equipment which is "MAXCOM's" exclusive property, and is installed in the first floor of the building located in Magdalena N(0) 211, Colonia Del Valle, Delegacion Benito Juarez, in Mexico City.

                  i) To allow "THE LESSORS" as well as the other building
                     occupants to enter to the basement number 2 in order to use the electric energy substation or for any other reason.

                  j) To free each one of "THE LESSORS" from any responsibility by virtue of the contract relations existing among any natural or artificial person and "MAXCOM", during the time in took up all of the building located in Magdalena N(0) 211, Colonia Del Valle, Delegacion Benito Juarez, in Mexico City; in the understanding that "MAXCOM" is the only responsible of the maintenance policies and all the other expenses related to the maintenance, that were generated from the real building usage up to the day of the transaction herein is signed before a public notary.

                  k) The consumption of the electric energy from the mid voltage substation that feeds the common areas and, if necessary, will supply energy to the other occupants who need to be supplied, shall be paid by "MAXCOM", and in the opportunity, the consumption will be measured or calculated and the said cost will be returned to "MAXCOM" in the proportional share of the leased areas using this type of energy.

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                                                             English Translation

         SEVENTEENTH. The parties involved in this transaction, commit themselves to be ruled by it in all time and place, as if it were a final judgment gone through force and effect of res judicata. The formalization of the transaction here present constitutes a novation from the original agreed liabilities in the basis contract of this action, for which the parties declare that there are no debts in charge of "MAXCOM" in favor of "THE LESSORS" but the said in this transaction, in such a way that the whole fulfillment of the liabilities referred in this transaction, will be consequently the quittance receipt, without any action nor right reserved to execute against any parts, shareholders, directors, employees, officers, subsidiary companies, nor GONZALO ALARCON ITURBIDE.

NOTE: Regarding the attached plans that are part of this transaction, mainly in what is referred to the New leased area in the first floor, the limits and the measurements are recognized, but not likewise the installations which are said to be there.

By the stated and well founded

Attentively we request, your Honor,

         FIRST. Acknowledge that both parties were present in terms of the document herein, that for having no clauses against morals, law nor good customs, we request your approval, prior ratification done by us before judicial presence, condemning the parties to be ruled by it in every time and place as if it were a final judgment gone through force and effect of judicial decision.

         SECOND. To issue, on our expenses, a certified copy in triplicate to each of the parties, of the transaction herein, as well as the ratification done by us before

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                                                             English Translation

the courts, and in its case of the approval warrant, condemning the parties in the requested terms.

         THIRD. To consider the parties had abandoned the motion for appeal that were filed during the process.

         FOURTH. To order the return of the documents presented by each of the parties in this controversy through the authorized representatives, and in its case, to order the return of the definite file of this controversy for being a concluded issue.

                      Mexico City, the 20th of May of 2003.

                            GONZALO ALARCON ITURBIDE

                           JOSE ANTONIO MARVAN LIZARDI

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